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                                                                    Exhibit 99.1

For more information, please contact:

Don Crosbie
(972) 458-1701 Ext. 112
dcrosbie@claimsnet.com

FOR IMMEDIATE RELEASE:

             CLAIMSNET NAMES GARY AUSTIN AS CHIEF OPERATING OFFICER

Dallas, Texas - March 5, 2004 - Claimsnet.com (OTCBB: CLAI.OB), a leading provider of Internet-based ASP electronic claim processing solutions for the healthcare payer industry, announced today that Mr. Gary J. Austin has joined the Company as chief operating officer.

Mr. Austin has more than 25 years of executive management experience in the healthcare, insurance and financial services industries. He most recently served as the president and chief operating officer of Gold Lake Technologies Corporation, a document management services firm. Mr. Austin previously served as the senior vice president and chief operating officer of GTESS Corporation, a health claim processing service provider. Prior positions include president and chief operating officer of Peerless Group, product planning manager for Electronic Data Systems, support manager and hospital systems consultant for Shared Medical Systems, and business manager of Crittenden Memorial Hospital.

"Gary brings to Claimsnet a highly successful track record in health care technology and IT business process outsourcing," said Don Crosbie, chief executive officer of Claimsnet. "The addition of Gary Austin to our team is a significant strengthening of the capabilities of Claimsnet management to bring 'best of breed' solutions to the health care payer industry. In addition, we thank Paul Miller for the contribution he has made to the operations of the company over the last 18 months as Claimsnet has refocused its solutions to the payer market."

"I am very pleased to join the exceptional team at Claimsnet," commented Mr. Austin. "The extraordinary opportunity for the company within the healthcare payer marketplace has been demonstrated with more than 20 new clients signed over the past few months and I look forward to being a part of the continuing success of Claimsnet."

Mr. Paul Miller, who has been serving as both chief operating officer and chief financial officer, will continue to serve as the chief financial officer of the Company. "This is a significant step forward for Claimsnet to have a person with Gary's knowledge and experience completely dedicated to the chief operating officer role," added Mr. Miller. "I look forward to working with Gary as we continue to grow."


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About Claimsnet.com - Claimsnet is a leading provider of Internet-based claim processing solutions for the healthcare payer industry, including distinctive, advanced ASP technology. Headquartered in Dallas, Claimsnet offers systems that are distinguished by ease of use, customer care, security and measurable cost advantages. More information on Claimsnet can be found at the Company's web site at www.claimsnet.com.

Safe Harbor Statement Under the Private Securities Litigation Act 1995 - With the exception of historical information, the matters discussed in this press release are forward looking statements that involve a number of risks and uncertainties. The actual future results of the company could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to, maintaining access to external sources of capital, regulatory actions, success of marketing strategies, actions of the Company's competitors, dependence on business partners and distribution channels, and continued use of the Internet. Further information on the Company's risk factors is contained in the Company's quarterly, annual, and other periodic reports as filed with the Securities and Exchange Commission.

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